Exhibit 10.40

February 25, 2003

American Spectrum Realty, Inc.

7700 Irvine Center Drive

Irvine, CA 92618

Ladies and Gentlemen:

We acknowledge that we owe to you the principal sum of $1,187,695 as indemnification of a portion of the cost of settlement of the Teachout litigation.

We propose to discharge the foregoing, in full settlement of our obligation to indemnify you for the Teachout litigation, as follows:  We will pay to you the principal sum of $1,187,695, plus interest thereon at the annual rate of 6% from March 15, 2003, in the form of the assignment to you of our right to receive $1,187,695 of principal payments on the notes payable to us and our affiliates by reason of the Teachout settlement, plus all interest payable on such principal amount of notes.

Please confirm your agreement with the foregoing by executing a copy of this letter in the space provided below, whereupon this letter shall be a binding agreement among us, and we and our affiliates will deliver to you assignments in such form as shall be reasonably acceptable to you.

Sincerely yours

/s/ William J. Carden
William J. Carden

/s/ John N. Galardi
John N. Galardi

AGREED TO AND ACCEPTED BY

AMERICAN SPECTRUM REALTY, INC.

By:	/s/ Patricia A. Nooney

Date:	March 21, 2003